NEWS RELEASE

Exhibit 99.2

Vanguard Natural Resources, LLC Provides Positive Outlook for 2012

Houston – March 1, 2012 - (Business Wire) – Vanguard Natural Resources, LLC (NYSE:VNR) (“Company” or “Vanguard”) announced today that it has provided financial and operational guidance for the full year 2012.

Mr. Richard A. Robert, Executive Vice-President and CFO of the Company commented: "Vanguard achieved excellent results in 2011 and we are very happy to have completed the merger with Encore Energy Partners, LP (“Encore”) on December 1, 2011.  Due to the hard work of our employees integrating Encore and over $200 million in additional acquisitions in 2011, our operational and financial outlook for 2012 is very positive.  While we don’t include potential future acquisitions in our forecasts, it is certainly our business strategy to continue on the path of growth through acquisitions and anticipate 2012 will be laden with opportunities.”

Summary of Estimates

The following table sets forth certain estimates being used by Vanguard to model its anticipated results of operations for the fiscal year ending December 31, 2012. These estimates do not include any acquisitions of additional oil or natural gas properties and includes the recently announced exchange of Vanguard’s natural gas and oil assets in the Appalachian Basin for 1.9 million VNR common units. The full year 2011 results, which were also reported today, are included as a comparison.

	2011A	FY 2012E
Net Production:
Oil (Bbls/d)	7,468	7,800	-	8,300
Natural gas (Mcf/d)	28,529	21,300	-	22,700
Natural gas liquids (Bbls/d)	1,183	1,550	-	1,650
Non-controlling interest (Boe/d) (1)	(4,629)	—	-	—
Total (Boe/d)	8,776	12,900	-	13,733

Assumed NYMEX Pricing as of February 27, 2012: (2)
Oil (Bbl)	$95.00	$107.97
Natural gas (MMBtu)	$4.02	$2.88

Average NYMEX Differentials:
Oil (Bbl)	($8.48)	($8.00)	-	($9.00)
Natural gas (MMBtu)	$0.57	$0.40	-	$0.50
NGL realization of crude oil price (%)	70%	57.5%	-	62.5%

Costs per Boe:
Lease operating expenses	$13.07	$13.00	-	$14.00
Production taxes (% of revenue)	9.2%	9.0%	-	10.0%
Cash G&A expenses	$3.42	$1.55	-	$1.75
Depreciation, depletion and amortization	$17.34	$17.00	-	$18.00

Cash Flow Calculation ($ in thousands):
Adjusted EBITDA	$164,603	$225,000	-	$235,000
Interest expense	(31,868)	(24,000)	-	(20,000)
Capital expenditures	(34,096)	(40,000)	-	(35,000)
Non-controlling interest (3)	18,719	—	-	—
Distributable cash flow	$117,358	$161,000	-	$180,000

Mid-point distributable cash flow per unit	$3.24	$3.31
Adjusted net income per unit	$2.32	$2.25
Weighted Average Units outstanding (thousands) (4)	36,240	51,475

Note: Production and costs include the non-controlling interest for the period of January 1, 2011 - November 30, 2011. EBITDA, interest expense, capital expenditures and distributable cash flow includes only Vanguard's controlling interest. 2012 estimates are 100% consolidated.

(1)  Vanguard's production information included in filings with the Securities and Exchange Commission do not exclude the 53.4% non-controlling interest relating to Encore.

(2)  NYMEX pricing for 2011 is the average actual price for the year. 2012 average price includes actual amounts received for months that have settled.

(3)  The non-controlling interest attributable to the fourth quarter of 2011 is included for the distributable cash flow calculation.

(4)  Excludes the 1.9 million VNR common units to be retired as a result of the Appalachia assets divestiture, effective January 1, 2012 but expected to close in March 2012.

Distribution Coverage Sensitivities to Commodity Price

The below sensitivity matrix outlines Vanguard’s distribution coverage ratio at varying commodity price scenarios based on the above assumptions and a current distribution rate of $0.5875 / unit per quarter.

	$2.00	$3.00	$4.00	$5.00	$6.00
$70.00	1.15x	1.17x	1.19x	1.21x	1.23x
$80.00	1.21x	1.23x	1.25x	1.27x	1.29x
$90.00	1.28x	1.30x	1.32x	1.33x	1.35x
$100.00	1.36x	1.38x	1.40x	1.42x	1.43x
$110.00	1.40x	1.42x	1.44x	1.46x	1.48x

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development oil and natural gas properties. The Company's assets consist primarily of producing and non-producing oil and natural gas reserves located in the Permian Basin, South Texas, Mississippi, the Big Horn Basin in Wyoming and Montana, the Williston Basin in North Dakota and Montana and the Arkoma Basin in Arkansas and Oklahoma. More information on Vanguard can be found at www.vnrllc.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

SOURCE: Vanguard Natural Resources, LLC

INVESTOR RELATIONS CONTACT:
Vanguard Natural Resources, LLC
Lisa Godfrey, 832-327-2234
investorrelations@vnrllc.com